Exhibit 99.1

IAC Announces CFO Transition

NEW YORK—June 8, 2021—IAC (NASDAQ: IAC) announced that Executive Vice President and Chief Financial Officer Glenn H. Schiffman will depart the company to pursue a new opportunity following a couple months of a transitional period.

IAC has initiated a search for a permanent replacement. In the interim, IAC’s talented and long-time financial executive leadership team, including Senior Vice President and Controller Michael Schwerdtman, Senior Vice President, Finance and Investor Relations Mark Schneider, and Senior Vice President and Treasurer Nick Stoumpas, will report directly to IAC CEO Joey Levin and continue to oversee key financial functions at both IAC and Angi Inc (NASDAQ: ANGI). Mr. Schiffman will remain on the Angi Board of Directors.

“Glenn’s amazing. He has been a real partner in IAC’s growth and success and we’re grateful for his energy and leadership.  I have no doubt he’ll continue to do great things,” said Joey Levin, CEO of IAC. “Our financial operations across IAC are world class with trusted, seasoned executives with decades of collective experience in finance leadership roles and long-tenured roles at IAC. They will undoubtedly ensure a seamless transition as we find a new CFO and focus on the opportunities ahead.”

“It has been a true privilege to be a part of such an exceptional team and to contribute to the recent success of IAC,” said Glenn H. Schiffman. “It has been an incredible run over the last five years and just a delight to have worked with our talented finance team and have been a small part of the incredible legacy of IAC. I couldn’t be prouder of our work helping IAC build lasting shareholder value and helping to shape the next generation of great companies. I look forward to cheering on the entire IAC team and I’m excited to continue helping drive success at Angi.”

###

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today has majority ownership of Angi Inc., which also includes HomeAdvisor Powered by Angi and Handy, and operates Dotdash and Care.com, among many others. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361